EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE TRADE DESK, INC.

The Trade Desk, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.	The name of the corporation is The Trade Desk, Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 12, 2009.
B.

This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the provisions of the Certificate of Incorporation, as amended and restated from time to time prior to the date hereof, was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

C.	The Corporation’s Certificate of Incorporation, as amended and restated from time to time prior to the date hereof, is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is The Trade Desk, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808 and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

A.Classes of Stock.  The Corporation is authorized to issue shares of capital stock designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation is authorized to issue is 1,195,000,000 shares, consisting of: 1,000,000,000 shares of Class A Common Stock, par value $0.000001 per share (the “Class A Common Stock”), 95,000,000 shares of Class B Common Stock, par value $0.000001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 100,000,000 shares of Preferred Stock, par value $0.000001 per share (the “Preferred Stock”).

B.Preferred Stock.  The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide out of the unissued shares of Preferred Stock for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, full or limited, or no voting powers and the designation, preferences and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any holders of Preferred Stock is required pursuant to the terms of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) (including any Preferred Stock Designation).

C.Common Stock.  The relative powers, preferences and rights, and the qualifications, limitations and restrictions thereof, granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:

1.Voting Rights.

(a)General Right to Vote Together; Exception.  Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor. Notwithstanding anything to the contrary set forth herein, the holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Preferred Stock Designation) or pursuant to the General Corporation Law.

(b)Votes Per Share.  Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

2.Identical Rights.  Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a)Dividends and Distributions.  Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to the declaration and payment or distribution of any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that, subject to Section C.3(f) of this Article IV, in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be), and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be), with holders of Class A Common Stock and Class B Common Stock receiving an identical number of shares of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock, as the case may be) and, in such case, no approval of the holders of Class A Common Stock and Class B Common Stock voting separately as a class pursuant to this Section 2.1 shall be required.

(b)Subdivision, Combination or Reclassification.  If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall be proportionately subdivided, combined or reclassified concurrently therewith in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the effective date for such subdivision, combination or reclassification, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c)Equal Treatment in a Change of Control Transaction or Merger or Consolidation.  In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.  Any merger or consolidation of the Corporation with or into any other entity, or any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, in each case which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having substantially identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

3.Conversion of Class B Common Stock.

(a)Voluntary Conversion.  Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time.  Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock or Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the certificate or certificates representing the shares of Class A Common Stock issued upon such conversion are to be issued or the name or names in which such shares are to be registered in book-entry form.  Thereupon the Corporation shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Section 3(a).  The person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

(b)Automatic Conversion.  Each one (1) share of Class B Common Stock shall automatically, without any further action on the part of the Corporation or the holder thereof, convert into one (1) share of Class A Common Stock upon a Transfer of such share of Class B Common Stock; provided that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (i) through (vi) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:

(i)a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii)a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of § 2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii)an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv)a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v)a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vi)a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B

Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock. Any certificate representing shares of Class B Common Stock shall bear a legend that the shares represented by such certificates are subject to the restrictions on transferability set forth in this Section 3(b).

(c)Final Conversion of Class B Common Stock.  On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action by the holder thereof or the Corporation, convert into one (1) share of Class A Common Stock.  Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the General Corporation Law and the filing of the certificate with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate, if the retired shares constitute all of the authorized shares of the Class B Common Stock, the certificate shall have the effect of eliminating all references to the Class B Common Stock in this Restated Certificate.  Upon conversion of Class B Common Stock into Class A Common Stock on the Final Conversion Date, all rights of holders of shares of Class B Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(d)Procedures.  The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure in accordance with the provisions of this Restated Certificate, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.  A determination by the Board of Directors of the Corporation that a Transfer has resulted or will result in a conversion of the Class B Common Stock to Class A Common Stock shall be conclusive and binding.

(e)Immediate Effect.  In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 3, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or, in the case of Section C.3(c) hereof, upon the Final Conversion Date.

(f)Effect of Conversion on Payment of Dividends.  Notwithstanding anything to the contrary set forth herein, if the date on which any share of Class B Common Stock is converted into Class A Common Stock occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any Distribution to be paid to on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such Distribution on such payment date; provided, however, that notwithstanding any other provision of this Restated Certificate, to the extent that any such Distribution is payable in shares of Class B Common Stock (or Rights to acquire such stock), such Distribution shall, to the fullest extent permitted by applicable law, be deemed to have been declared, and shall be payable in, shares of Class A Common Stock (or Rights to acquire such stock) and no shares of Class B Common Stock (or Rights to acquire such stock) shall be issued in payment thereof.

(g)Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

D.No Further Issuances.  Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time, the reclassification of shares of Class B Common Stock into a greater or lesser number of shares of Class B Common Stock or as a dividend payable in accordance with Article IV, Section C.2(a), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

ARTICLE V

The following terms, where capitalized in this Restated Certificate, shall have the meanings ascribed to them in this Article V:

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; or (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

“Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Effective Time” means 9:00 a.m. (Eastern Daylight Time) on September 26, 2016.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Conversion Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the earliest of:  (i) the fifth year anniversary of the date on which this Restated Certificate is filed with the Office of the Secretary of State of the State of Delaware and becomes effective; (ii) such date and time as determined by the Board of Directors following the first date on which Jeff Green is none of the following: (a) chief executive officer of the Corporation, (b) president of the Corporation or (c) chairman of the Board of Directors; and (iii) a date specified by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Class B Common Stock in the notice required by Section C.3(a) of Article IV.

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

“SEC” means the Securities and Exchange Commission.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.  A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

ARTICLE VI

A.Board Size.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors (the “Whole Board”) shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

B.Classified Board.  The directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of this Restated Certificate (the “Preferred Stock Directors”)) shall be and are divided into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”).  Each class shall consist, as nearly as may be possible, of one third of the Whole Board.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective.  The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effective Time, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effective Time.  At each annual meeting of stockholders following the Effective Time, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors) in each class shall be apportioned as nearly equal as possible.

C.Term; Removal.  Each director shall hold office until the annual meeting of stockholders at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.  Except for Preferred Stock Directors, directors may be removed only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D.Vacancies and Newly Created Directorships.  Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders unless the Board of Directors otherwise directs.  Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of such director’s class expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

E.Class A Directors.  Notwithstanding anything to the contrary set forth herein, during the period beginning on the date that the Corporation publicly announces the class of the first director to serve in a Class A Director Seat (as defined below) and ending on the Final Conversion Date (or, if earlier, on the date that no shares of Class B Common Stock remain issued and outstanding), the holders of Class A Common Stock, voting as a separate class, shall have the right to elect two directors to the Classified Board; provided that if the Whole Board consists of eight or fewer directors, then the holders of Class A Common Stock, voting as a separate class, shall have the right to elect one director to the Classified Board.  Any seat filled by any director contemplated by the previous sentence is referred to as a “Class A Director Seat.”  A director serving in a Class A Director Seat shall be assigned to such class as the Board shall determine from time to time and the class of the first director to serve in a Class A Director Seat shall be publicly announced by the Corporation prior to the mailing of the proxy statement for the 2021 annual meeting.  Any vacancy or newly created directorship occurring for any reason in a Class A Director Seat shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders unless the Board of Directors otherwise directs.  All Class A Director Seats shall be eliminated on the Final Conversion Date (or, if earlier, on the date that no shares of Class B Common Stock remain issued and outstanding), and any director then serving in a Class A Director Seat shall hold office until the annual meeting of stockholders at which the term of office of such director’s class expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal pursuant to Section C of this Article VI.

ARTICLE VII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.Board Power.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Except as otherwise expressly delegated by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

B.Written Ballot.  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

C.Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the General Corporation Law, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.  In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Preferred Stock Designation in respect of one or more series of Preferred Stock), the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.Special Meetings.  Special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board of Directors (or in the event of co-chairmen, either co-chairman); (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the event there is no chief executive officer of the Corporation).  In addition, special meetings of the stockholders of the Corporation shall be called by the Secretary of the Corporation upon a request made in accordance with the Bylaws of the Corporation by one or more stockholders of record who own, or who are acting on behalf of beneficial owners who own, in the aggregate, at least 20% of the outstanding shares of Common Stock (as calculated in accordance with the Bylaws of the Corporation) on the record date determined pursuant to the Bylaws of the Corporation and who each have owned at least such number of shares included in such aggregate amount continuously from the date that is one year prior to such record date through the date of the conclusion of the special meeting so requested.  Other than as provided in this Section D of this Article VII, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

E.Stockholder Action by Written Consent.  Subject to the special rights of the holders of any series of Preferred Stock, prior to the first date on which the outstanding shares of Class B Common Stock represent less than 50% of the total voting power represented by the voting securities of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders in lieu of a meeting.

F.No Cumulative Voting.  No stockholder will be permitted to cumulate votes at any election of directors.

G.Advance Notice of Stockholder Nominations.  Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A.Director Exculpation.  To the maximum extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended, automatically and without further action, upon the date of such amendment.

B.Indemnification.

The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

C.Vested Rights.  Neither any amendment nor repeal of this Article VIII, nor the adoption by amendment of this Restated Certificate of any provision inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise) prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall to the fullest extent permitted by law be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s

stockholders; (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Restated Certificate or the Bylaws of the Corporation or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or this ARTICLE X of this Restated Certificate.

* * *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer on December 22, 2020.

THE TRADE DESK, INC.

By:	/s/ Jeff T. Green
Name: Jeff T. Green Title: Chief Executive Officer

13